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          Superior National Insurance Group, Inc. Announces Completion of
                      Business Insurance Group, Inc. Acquisition

     CALABASAS, Calif.--Dec. 10, 1998--Superior National Group, Inc. (Nasdaq:SNTL) announced the completion of its previously announced acquisition of Business Insurance Group, Inc. from Foundation Health Systems, Inc. (NYSE:FHS) for $285 million. The sale includes California Compensation Insurance Company, California's largest private workers' compensation insurance carrier, Business Insurance Company, which offers workers' compensation coverage in 12 states outside of California, and Combined Benefits Insurance Company, which is licensed in California for both workers' compensation and accident and health insurance. SNTL will complete the acquisition of New York-domiciled Commercial Compensation Insurance Company upon receipt of New York approval, which is expected shortly. In connection with acquisition of Commercial Compensation Insurance Company SNTL has placed approximately $6.8 million in an escrow account, which will be released to FHS upon receipt of regulatory approval and completion of the sale.

     As previously announced, SNTL plans to transfer the business and employees of Business Insurance Company ("BICO") to an affiliate, and then sell BICO to Zurich Centre Group, LLC ("Zurich"), a subsidiary of the Zurich Insurance Group, upon receipt of required regulatory approval. The sale of BICO to Zurich is expected to occur in the near future.

     William L. Gentz, SNTL President and Chief Executive Officer, stated, "The combined Superior National and Business Insurance Group operations are now a reality, something both parties have worked hard to achieve over the past seven months. Our new organization is the largest private workers' compensation writer in California, and the ninth largest writer of workers' compensation insurance in the nation. The assets of our new group are expected to exceed $1.6 billion, written premiums during 1999 should be over $750 million, and policyholders' surplus exceeds $360 million. Superior National is now responsible for the workers' compensation insurance needs of nearly 55,000 policyholders, and for the care, safety, and health of more than one million working people."

     Prior to the acquisition of Business Insurance Group, Superior National Insurance Group was the parent company of Superior National Insurance Company and Superior Pacific Casualty Company, specialty workers' compensation insurers operating in California through branch offices located in Sacramento, Pleasanton, Fresno, Calabasas, Woodland Hills, Irvine, San Diego, and in Phoenix, Arizona. The Superior National group of companies now also includes California Compensation Insurance Company, founded in 1932 and the largest private sector workers' compensation insurance company in California, and Combined Benefits Insurance Company, a specialist in 24-hour cover workers' compensation and accident and health insurance products. Upon receipt of New York regulatory approval, Commercial Compensation Insurance Company will be acquired from FHS as well, enhancing SNTL's ability to underwrite workers' compensation insurance across the nation.

     This release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934.

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     CONTACT:  Superior National Insurance Group, Inc., Calabasas
               J. Chris Seaman, 828/878-2240